EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-26069 and No. 333-32926) and in the Registration Statements on Form S-8 (No. 33-46343, No. 333-60484, No. 33-45083, No. 33-78158, No. 33-78150, No. 33-32013, No. 333-69457, No. 333-95291, No. 333-32924, No. 333-42286, No. 333-103497, No. 333-117626, No. 333-119904, No. 333-120948, No. 333-131448, No. 333-131157, No. 333-137692 and No. 333-137693) of QUALCOMM Incorporated of our report dated November 2, 2006 relating to the consolidated financial statements, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
San Diego, California
November 2, 2006